Exhibit 4.6

SUTTER ROCK Capital Corp.

2019 EQUITY INCENTIVE PLAN
Effective June 5, 2019

1.	PURPOSE AND CERTAIN DEFINED TERMS

The purpose of this 2019 Equity Incentive Plan, effective June 5, 2019 (the “Plan”), is to advance the interests of the Company (as defined below) by providing for the grant to employees and officers of options to acquire Shares (as defined below) (the “Awards”). At all times during such periods as the Company qualifies or intends to qualify as a “business development company” under the Investment Company Act of 1940, as amended (the “1940 Act”), the terms of the Plan shall be construed so as to conform to the share-based compensation requirements applicable to “business development companies” under the 1940 Act. Any employee or officer selected to receive an Award under the Plan is referred to as a “participant.”

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(l), (2) and (3) of the Code and Treas. Regs.§ 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Committee, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission.

“Committee” means the Compensation Committee of the Board, or the Board.

“Compensation Committee” means the compensation committee of the Board. The Compensation Committee shall have at least two (2) members, each of whom shall be a “non-employee director” as defined in Rule16b-3 under the Securities Exchange Act of 1934, as amended, and, if applicable, meets the independence requirements of the applicable stock exchange, quotation system or other self-regulatory organization on which the common stock is traded.

“Company” means Sutter Rock Capital Corp., a Maryland corporation.

“Disability” means (i) a condition entitling the participant to receive income replacement benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, (ii) a condition entitling the participant to receive social security disability benefits as determined by the Social Security Administration. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Disability” shall mean a “disability” as defined under Section 409A of the Code to the extent necessary to avoid the imposition of any tax or interest or the inclusion of any amount in income thereunder.

“Effective Date” means June 5, 2019, the date on which this Plan is adopted in accordance with a resolution of the Board and approved by a vote of the Company’s shareholders.

“Performance Criteria” or, in the singular, “Performance Criterion,” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. Examples of Performance Criteria (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof) include, but are not limited to: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. The Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Shares” means the common stock, $.01 par value per share, of the Company.

2.	ADMINISTRATION

The Board has delegated administration of the Plan to the Committee; provided that a “required majority,” as defined in Section 57(o) of the 1940 Act, must approve each issuance of Awards in accordance with Section 61(a)(4)(B)(i)(I) of the 1940 Act. The Board may rescind its delegation of authority to the Committee at any time and revest in the Board the administration of the Plan, in which case references herein to the Committee shall be to the Board. The Committee shall have discretionary authority, subject to the express provisions of the Plan, (a) to grant Awards to such Eligible Persons (defined below in Section 5 hereof) as the Committee may select; (b) to determine the time or times when Awards shall be granted and the number of Shares subject to each Award; (c) to determine the terms and conditions of each Award; (d) to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (f) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Subject to Section 9 hereof, the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a participant with any obligation to be performed by him or her under an Award, to waive any condition or provision of an Award, and to amend or cancel any Award (and if an Award is canceled, to grant a new Award on such terms as the Committee shall specify), except that the Committee may not take any action with respect to an outstanding Award that would adversely affect the rights of the participant under such Award without such participant’s consent. Nothing in the preceding sentence shall be construed as limiting the power of the Committee to make adjustments required by Sections 4(d) and 6(h) hereof or by applicable law.

Determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards and amend, suspend or terminate the Plan as provided in Section 9 of the Plan. Any such actions by the Board shall be subject to the applicable rules of any stock exchange or national market system on which the Shares of common stock are listed, or if not listed quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

3.	EFFECTIVE DATE AND TERM OF PLAN

This Plan is effective as of the Effective Date.

No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date.

4.	SHARES SUBJECT TO THE PLAN

(a)          Number of Shares. Subject to Section 4(c) and adjustment as provided in Section 4(d), the aggregate number of Shares that may be the subject of Awards granted under the Plan (which may be granted in the form of incentive stock options or non-statutory stock) shall be 1,976,264. If an option Award granted under the Plan terminates without having been exercised in full, the number of Shares as to which such Award was not exercised shall be available for future grants provided, however, that in the case of an incentive stock option, the forgoing shall be subject to any limitations under the Code. Any Shares subject to an Award that are applied towards the exercise price of an option or to satisfy any tax withholding obligation with respect to an Award shall not again be available for future grants.

The maximum number of Shares for which any option Award may be granted to any person in any calendar year shall be 988,132. The foregoing provision will be construed in a manner consistent with Section 61 of the 1940 Act.

(b)          Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Shares, or if the Committee so decides in its sole discretion, previously issued Shares acquired by the Company and held in its treasury. Any Shares acquired by the Company will be acquired in accordance with the 1940 Act, including Section 23 of the 1940 Act. No fractional Shares shall be delivered under the Plan.

(c)         Limits on Number of Awards. The combined maximum amount of Shares that may be issued under the Plan will be 10% of the outstanding Shares on the Effective Date, plus 10% of the number of Shares issued or delivered by the Company (other than pursuant to compensation plans) during the term of the Plan. No one person shall be granted more than 25% of the Shares reserved for issuance under this Plan. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options and rights, together with any Shares issued pursuant to the Plan, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, except that if the amount of voting securities that would result from the exercise of all the Company’s outstanding warrants, options and rights issued to the Company’s officers and employees, together with any Shares issued pursuant to the Plan, would exceed 15% of the outstanding voting securities of the Company, the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any Shares issued pursuant to the Plan, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

(d)         Changes in Shares. In the event of a Share dividend, Share split or combination of Shares, recapitalization, or other change in the Shares, the number and kind of Shares or securities of the Company subject to Awards then outstanding or subsequently granted under the Plan, the maximum number of Shares or securities that may be delivered under the Plan, the exercise price of outstanding awards, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

The Committee may also adjust the number of Shares subject to outstanding Awards and the terms of outstanding Awards, to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(h)), acquisitions or dispositions of securities or property, or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan. No action shall be taken without shareholder approval that would be treated as a repricing under the rules and regulations of any stock exchange or national market system on which the shares of common stock are listed, or if not listed quoted, or is otherwise prohibited by the 1940 Act. References in the Plan to Shares will be construed to include any units, any stock or any other securities resulting from an adjustment pursuant to this Section 4(d).

5.	AWARDS; ETC.

Persons eligible to receive Awards under the Plan (“Eligible Persons”) shall be those key employees, officers of the Company and, to the extent permitted by exemptive or other relief that may be granted by the Commission or its staff, employees of wholly-owned consolidated subsidiaries of the Company who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its subsidiaries. A subsidiary for purposes of the Plan shall be a corporation, limited liability company or other entity in which the Company owns, directly or indirectly, equity securities possessing 50% or more of the total combined voting power of all classes of equity securities. Notwithstanding the foregoing, in the case of an Award that is an incentive stock option, an Eligible Person shall only be those employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. No option shall be treated as an incentive stock option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, however, that any option intended to be an incentive stock option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such option shall be treated as a nonqualified stock option unless and until such approval is obtained.

In the case of an incentive stock option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code; provided, however, that to the extent the aggregate fair market value (determined at the time the incentive stock option is granted) of the Shares with respect to which all incentive stock options are exercisable for the first time by an employee during any calendar year (under all plans described in of Section 422(d) of the Code of the employee's employer corporation and its parent and Affiliates) exceeds $100,000, such options shall be treated as nonqualified stock options. If for any reason an option intended to be an incentive stock option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such non-qualification, such option or portion thereof shall be regarded as a nonqualified stock option appropriately granted under the Plan. No incentive stock option may be granted more than ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the stockholders, whichever is earlier.

6.	TERMS AND CONDITIONS OF AWARDS

(a)         Code Section 409A Exemption. Except as the Committee otherwise determines, no option shall have deferral features, or shall be administered in a manner, that would cause such option to fail to qualify for exemption from Section 409A of the Code. Any option resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

(b)          Exercise Price of Options. The exercise price of each option shall be determined by the Committee. The exercise price of an option will not be less than the current market value of, or if no such market value exists, the current net asset value of, the Shares as determined in good faith by the Committee on the date of grant; provided, however, that in the case of an incentive stock option granted to an employee who, at the time of the grant of such option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or the Company’s present or future parent or subsidiary corporations, as defined in Section 424(e) or (f) of the Code, or other Affiliates the employees of which are eligible to receive incentive stock options under the Code (the “10% Shareholders”), the Exercise Price per share shall be no less than one hundred ten percent (110%) of the fair market value per share on the date of grant. Current fair market value shall be the closing price of the Shares on the NASDAQ Capital Market on the date of grant.

(c)          Duration of Options. An option shall be exercisable during such period or periods as the Committee may specify. The latest date on which an option may be exercised (the “Expiration Date”) shall be the date that is ten years from the date the option was granted or such earlier date as may be specified by the Committee at the time the option is granted, except that for 10% Shareholders, the Expiration Date shall be the date that is five years from the date the option was granted or such earlier date as may be specified by the Committee.

(d)          Exercise of Options.

(1)	An option shall vest or become exercisable at such time or times and upon such conditions as the Committee shall specify. In the case of an option not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the option may be exercised regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(2)	Any exercise of an option shall be in writing, signed by the proper person and furnished to the Company, accompanied by (i) such documents as may be required by the Committee and (ii) payment in full as specified below in Section 6(e) for the number of Shares for which the option is exercised.

(3)	If an option is exercised by the executor or administrator of a deceased participant, or by the person or persons to whom the option has been transferred by the participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

(e)          Payment for and Delivery of Shares. Shares purchased upon exercise of an option under the Plan shall be paid for as follows: (i) in cash, (ii) by check or money order payable to the order of the Company, (iii) by delivery and assignment to the Company of shares of the common stock owned by the participant (provided that such shares have been held by the participant for at least 6 months prior to delivery if so required for accounting purposes) having a fair market value on the last business day preceding the date of exercise equal to the Option Price, (iv) if so permitted by the Committee (which, in the case of an incentive option, shall specify such method of payment at the time of grant) and to the extent permitted by the 1940 Act and otherwise legally permissible, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, (v) through a reduction in the number of shares received through the exercise of the Award (net any share settlements), or (vi) by any combination of the foregoing. Notwithstanding the foregoing, an option may not be exercised by delivery and assignment to the Company of shares of Company stock to the extent that such delivery and assignment would constitute a violation of the provisions of any law, or related regulation or rule, or any agreement or Company policy, restricting the transfer or redemption of the Company’s stock.

(f)           Delivery of Shares. A participant shall not have the rights of a Shareholder with regard to Awards under the Plan except as to Shares actually received by him or her under the Plan. For this purpose, Shares are received by a participant on the date of record issuance of such Shares in the books of the Company or the issuance to participant of a stock certificate with respect to such Shares.

(g)         Nontransferability of Awards. No option, Share, or other Award may be transferred other than by will or by the laws of descent and distribution, and during a participant’s lifetime an Award may be exercised only by him or her.

(h)          Mergers, etc. Subject to the terms of subsection (1) below, to the extent permitted under the 1940 Act and except as otherwise provided in an Award agreement or an employment agreement between the participant and the Company or an Affiliate, in the event of a Change in Control, as defined in subsection (2) below, the Committee shall accelerate the vesting of all Awards granted under this Plan that are not so assumed or substituted.

(1)

With respect to an outstanding Award held by a participant who, following the Change in Control, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or any affiliate of such an entity, the Board may at or prior to the effective time of the Change in Control, in its sole discretion and in lieu of the action described in Section 6(h) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement Award which, in the judgment of the Board is substantially equivalent to any Award being replaced.

(2)

For purposes of this Section 6(h), a “Change in Control” means:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below;

(ii)   during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii)  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction;

(iv)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, an event described above shall be a Change in Control with respect to an Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code only if such event is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code to the extent necessary to avoid the imposition of any tax or interest or the inclusion of any amount in income thereunder.

(i)          No Grants in Contravention of the 1940 Act. At all times during such periods as the Company qualifies or intends to qualify as a “business development company,” no Award may be granted under the Plan if the grant or terms of such Award would cause the Company to violate Section 61 of the 1940 Act (or any other provision of the 1940 Act applicable to “business development companies”), and, if approved for grant, such an Award will be void and of no effect.

(j)          Tax Withholding. The delivery of any Shares shall be subject to the participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. A participant may satisfy such obligation(s) in whole or in part, by (i) delivering to the Company a check for the amount required to be withheld, or (ii) if permitted under the 1940 Act and as the Committee in its sole discretion approves in any specific or general case, having the Company withhold Shares issuable to the participant under the Plan or delivering to the Company already-owned Shares, in either case having a fair market value equal to the amount required to be withheld, as determined by the Committee. In addition, to the extent that the Company so chooses, the Company can hold back 100% of the participant’s compensation earned after such obligations arose and such held back amount shall be applied by the Company to satisfy such obligations.

(k)         Cancellation and/or Repayment. All Awards hereunder shall be subject to any executive compensation policies adopted by the Company regarding Award cancellation and/or repayment upon financial restatements or other events, hedging, and similar matters, as established or modified from time to time.

(l)          Minimum Vesting. Awards granted after the Effective Date shall be subject to a minimum vesting period of no less than 12 months from the date of grant. Notwithstanding the foregoing, the minimum vesting schedule shall not apply to: (i) Awards that vest in connection with a participant’s death or cessation of employment pursuant to Section 7 herein; and (ii) Awards with underlying shares totaling less than five percent of the total number of shares available for issuance under the Plan pursuant to Section 4 immediately following the Effective Date.

7.	TERMINATION OF EMPLOYMENT

(a)         Unless the Committee expressly provides otherwise, and except as otherwise provided in an Award agreement or an employment agreement between the participant and the Company or an Affiliate, immediately upon the cessation of the participant’s employment or services an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(1)	subject to (2) and (3) below, all vested options held by the participant immediately prior the cessation of the participant’s employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a)(l), and will thereupon terminate;

(2)	all vested options held by a participant immediately prior to the participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the 180 day period ending following the participant’s death or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a), and will thereupon terminate;

(3)	all options (whether or not vested) held by a participant immediately prior to the cessation of the participant’s employment for “Cause” will immediately terminate; for this purpose “Cause” shall have the same meaning as provided in the employment agreement between the participant and the Company or its Affiliate, provided that (i) if the participant is not a party to any such agreement, “Cause” shall mean the participant’s repeated material failure to perform (other than by reason of Disability), or gross negligence in the performance of, participant’s duties and responsibilities to the Company or any of its Affiliates which failure is not cured within thirty (30) days after written notice of such failure or negligence is delivered to participant; (ii) participant’s material breach of any written employment agreement between participant and the Company or any of its Affiliates which breach is not cured within thirty (30) days after written notice of such breach is delivered to participant; (iii) commission by participant of a felony involving moral turpitude or fraud with respect to the Company or any of its Affiliates; (iv) participant being sanctioned by a federal or state government or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court to have committed any such violation; or (v) participant’s failure to comply with (A) any material Company policy, including without limitation, all Company Codes of Ethics, policies, procedures and handbooks, applicable to such participant or (B) any legal or regulatory obligations or requirements of participant, including, without limitation, failure of participant to provide any certifications as may be required by law which is not cured within thirty (30) days after written notice of such violation is delivered to participant; and

(4)	Except as otherwise provided in an Award, after completion of the 90-day (or 180-day) period, such Awards shall terminate to the extent not previously exercised, expired, or terminated.

No option shall be exercised or surrendered in exchange for a cash payment after the Expiration Date.

(b)         In particular but not in limitation of the foregoing, the Committee may provide in the case of any Award for post-termination exercise provisions different from those expressly set forth in this Section 7, including without limitation terms allowing a later exercise by a former employee (or, in the case of a former employee who is deceased, the person or persons to whom the Award is transferred by will or the laws of descent and distribution) as to all or any portion of the Award not exercisable immediately prior to termination of employment or other service, but in no case may an Award be exercised after the Expiration Date.

8.	EMPLOYMENT RIGHTS

Neither the adoption of the Plan nor the grant of Awards shall confer upon any participant any right to continue as an employee of the Company, its parent, or any subsidiary or affect in any way the right of the Company, its parent, or a subsidiary to terminate the participant’s relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the relationship of a participant even if the termination is in violation of an obligation of the Company to the participant by contract or otherwise.

9.	DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan the Board may not, without the participant’s consent, alter the terms of an Award so as to affect adversely the participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon Shareholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Board.

10.	LIMITATION OF LIABILITY

Notwithstanding anything to the contrary in the Plan, neither the Company, any subsidiary, nor the Board, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Board, or the Committee, shall be liable to any participant or to the estate or beneficiary of any participant or to any other holder of an option by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an option to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 10 shall limit the ability of the Board or the Committee to provide by separate express written agreement with a participant for a gross-up payment or other payment in connection with any such tax or additional tax.

11.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12.	LEGAL CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are, at the time of delivery, listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

13.	APPLICABLE LAW

The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of California to resolve any and all issues that may arise out of or relate to the Plan or any related Award.